UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 Or 15 (D) Of The Securities Exchange Act Of 1934

Date Of Report (Date of Earliest Event Reported) October 23, 2008
ATP OIL & GAS CORPORATION
(Exact name of registrant as specified in its charter)
Texas	000-32261	76-0362774
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

4600 Post Oak Place, Suite 200
Houston, Texas 77027
(Address of principal executive offices)
(Zip Code)

(713) 622-3311
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

On October 23, 2008, ATP Oil & Gas (UK) Limited (“ATP UK”), a wholly owned subsidiary of ATP Oil & Gas Corporation (the “Company”), finalized a Sale and Purchase Agreement (the “S&P Agreement”) with EDF Production UK Limited (“EDF”) relating to the sale of 80% of ATP UK’s working interests in certain producing oil and gas properties, leasehold acreage and gathering infrastructures, all located in the UK sector of the North Sea at the Tors and Wenlock fields.   The agreement provides for the acquisition to be effective as of July 1, 2008. The closing of the transaction is expected to occur by December 31, 2008, subject to customary closing conditions, including without limitation approval of the transaction by the United Kingdom’s Department of Energy and Climate Change.  ATP UK owns a 100% working interest in the Wenlock field and an 85% working interest in the Tors field.

The purchase price for these assets of £265 million was determined in arm’s-length negotiations and is subject to adjustment based on each party’s share of production proceeds received and expenses paid for periods before and after July 1, 2008 and other factors.  The agreement contains customary representations and warranties.  Either party may terminate the agreement if the closing has not occurred by December 31, 2008.

The parties also entered in to a Call Option Agreement dated October 23, 2008 pursuant to which ATP UK granted to EDF the option to acquire the remaining 20% of ATP UK’s working interests in the Wenlock and Tors fields.  The option may be exercised at any time after the later of December 1, 2008 or the closing date of the transaction contemplated by the S&P Agreement (“the Initial Exercise Date”) and the 60th day following the Initial Exercise Date.  The minimum purchase price payable by EDF to ATP UK under the Call Option Agreement is £72,390,000, subject to being increased based on natural gas prices on the day before the option is exercised.

Item 7.01 — Regulation FD Disclosure.

On October 27, 2008, the Company issued a press release announcing the execution of the definitive material agreement described above. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K, and the contents thereof are incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits.

(d)	Exhibits

99.1 Press Release of ATP Oil & Gas Corporation dated October 27, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATP Oil & Gas Corporation

Date:	October 29, 2008	By:	/s/ Albert L. Reese, Jr.
Albert L. Reese, Jr.
Chief Financial Officer

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